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                                                                [LETTERHEAD]

                                REPORT OF INDEPENDENT
                             CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
CET Environmental Services, Inc.

We have audited the accompanying balance sheets of CET Environmental Services, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of CET Environmental Services, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period then ended, in conformity with generally accepted accounting principles.


/s/ Grant Thornton LLP

Denver, Colorado
March 6, 1998